UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 14, 2018

Luther Burbank Corporation
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	68-0270948 (I.R.S. employer identification number)

520 Third St, Fourth Floor, Santa Rosa, California (Address of principal executive offices)	95401 (Zip code)

Registrant's telephone number, including area code: (844) 446-8201

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01. OTHER EVENTS

Luther Burbank Corporation (the “Company”) has previously announced the repurchase of up to $15.0 million of the Company’s common stock pursuant to a formal program adopted in August 2018 (the “Repurchase Program”). Effective December 14, 2018, the Company adopted a stock repurchase plan (the “Plan”) in accordance with, and as a part of, the Repurchase Program. The Plan has been adopted in accordance with guidelines specified by Rule 10b5-1 and under Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and the Company’s Insider Trading Policy. The Plan is effective from December 17, 2018 until two days following the Company’s release of its 2018 year-end financial results.
Rule 10b5-1 permits corporate officers, directors, and companies to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information. Using these plans, insiders may spread stock trades over a period regardless of any material non-public information they may receive after adopting their plans. In accordance with Rule 10b5-1, the Company will have no discretion over the repurchase of shares of common stock under the Plan. Rule 10b-18 provides a company with a non-exclusive safe harbor from liability under certain market manipulation rules when repurchases of the company’s common stock in the market are made under the rule’s conditions. In accordance with Rule 10b-18, the Company intends to satisfy the required manner, timing, price, and volume conditions under the Plan.
Under the Plan, shares of common stock may be repurchased in open market transactions or privately negotiated transactions subject to the satisfaction of certain conditions. Repurchases will be administered through an independent broker. Transactions under the Plan will be reported to the Securities and Exchange Commission in accordance with applicable securities laws, rules and regulations.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits:

99.1	Press Release dated December 14, 2018
SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LUTHER BURBANK CORPORATION

DATED: December 14, 2018	By: /s/ Laura Tarantino
Laura Tarantino
Executive Vice President and Chief Financial Officer